UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  January 20, 2010

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 20, 2010, ITT Educational Services, Inc. (the “Company”) entered into a guarantee agreement and related documents in connection with a new private education loan program for its students, the PEAKS Private Student Loan Program (the “PEAKS Program”).  Under the PEAKS Program, an unaffiliated lender will make private education loans to eligible students and, subsequently, sell those loans to a trust.  The trust has issued senior debt in the aggregate principal amount of $300 million (“Senior Debt”) to investors.  The assets of the trust (which include, among other assets, the student loans held by the trust) will serve as collateral for, and are intended to be the principal source of, the repayment of the Senior Debt.  The maturity date of the Senior Debt is in January 2020.

In connection with the PEAKS Program, the Company will pay to the trust a portion of the amount of each private student loan disbursed to the Company, in exchange for a subordinated note issued by the trust to the Company.  The subordinated note does not bear interest, and principal is due following the repayment of the Senior Debt, the payment of fees and expenses of the trust and the reimbursement of the amount of any payments made by the Company under the guarantee agreement.  The trust will utilize the proceeds from the issuance of the Senior Debt and the subordinated note to purchase the student loans from the lender.

Under the guarantee agreement, the Company guarantees payment of principal, interest and certain call premiums on the Senior Debt, and administrative fees and expenses of the trust.  The guarantee agreement contains, among other things, representations and warranties and events of default customary for guarantees.  In addition, under the PEAKS Program, some or all of the holders of the Senior Debt could require the Company to purchase their Senior Debt in certain limited circumstances that pertain to the Company’s continued eligibility to participate in the federal student financial aid programs.  The Company believes that the likelihood of those limited circumstances occurring is remote.  The Company’s guarantee and purchase obligations under the PEAKS Program remain in effect until the Senior Debt and the trust’s fees and expenses are paid in full.  At such time, the Company will be entitled to repayment of the amount of any payments made under its guarantee and payment of the subordinated note, in each case only to the extent of available funds remaining in the trust.

The maximum future payments that the Company could be required to make under the guarantee agreement include:

•	up to $300 million in principal of Senior Debt;
•	accrued interest on the Senior Debt;
•	certain call premiums associated with the Senior Debt; and
•	the fees and expenses of the trust.

The Company is not able to estimate the undiscounted maximum potential amount of future payments that it could be required to make under the guarantee agreement, because those payments will be affected by:

•	the amount of the private education loans made under the PEAKS Program;
•	the fact that those loans will consist of a large number of loans of individually immaterial amounts;
•	the repayment performance of those loans, the proceeds from which will be used to repay the Senior Debt and to pay the fees and expenses of the trust;
•	the fact that the interest rate on the Senior Debt is a variable rate based on the London Interbank Offered Rate plus a margin;
•	whether certain call premiums will be payable in connection with the Senior Debt; and
•	the amount of fees and expenses of the trust.

Except for the historical information contained herein, the matters discussed in this current report on Form 8-K are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the Company's management concerning future developments and their potential effect on the Company. The Company cannot assure anyone that future developments affecting the Company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the Company's eligibility to participate in, student financial aid programs utilized by the Company's students; the Company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the Company resulting in a change in control of the Company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the Company's ability to implement its growth strategies; the Company's failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the Company's existing program offerings and new curricula; loss of access by the Company's students to lenders for education loans; the Company's ability to collect internal student financing from its students; the Company’s exposure under its guarantees related to private student loan programs; the Company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2010

ITT Educational Services, Inc.

By:  /s/ Daniel M. Fitzpatrick
       Name: Daniel M. Fitzpatrick
       Title: Executive Vice President, Chief
Financial Officer